Exhibit 99.1

ARTICLES OF AMENDMENT OF
ARTICLES OF INCORPORATION

OF

APPLE REIT NINE, INC.

1. The name of the Corporation is Apple REIT Nine, Inc. (the “Corporation”).

2. The Articles of Incorporation of the Corporation (the “Articles”) are hereby amended as follows; provided, that the amendments set forth in paragraphs 2(a), 2(b), 2(c), 2(d) and 2(e) below shall become effective as of [TIME] on [DATE], 2013:

(a) Article I of the Articles shall be amended by deleting such Article in its entirety and inserting in lieu thereof, the following:

ARTICLE I
NAME

The name of the corporation (the “Corporation”) is Apple Hospitality REIT, Inc.

(b) Section 3.1 of the Articles shall be amended by deleting such Section in its entirety and inserting in lieu thereof, the following:

3.1           Number and Designation; Issuance in Classes and Series.

The number and designation of shares that the Corporation shall have authority to issue are as follows:

Class	Number of Shares
Common	800,000,000
Preferred	430,480,000

The Common Shares and the Preferred Shares shall have no par value per share. The Preferred Shares may be issued from time to time in one or more series. Notwithstanding anything to the contrary in these Articles of Incorporation, the Board of Directors, by adoption of an amendment of these Articles of Incorporation (“Articles of Amendment”), may fix in whole or in part the preferences, limitations, and relative rights, within the limits set forth in the Virginia Stock Corporation Act, of any series within the Preferred Shares prior to the issuance of any shares of that series.

(d)           Article VIII of the Articles shall be amended by inserting a new Section 8.3, as follows:

8.3           Amendment of Bylaws. From and after the effectiveness of the initial listing of Common Shares on a national securities exchange, the Bylaws of the Corporation may be amended or repealed, or new bylaws adopted, at any time, and from time to time, (i) by the Board of Directors or (ii) upon the vote of the holders of a majority of the issued and outstanding Common Shares of the Corporation, and the shareholders in amending, repealing or adopting a bylaw may, except as prohibited by applicable law, expressly provide that the Board of Directors may not amend, repeal or reinstate that bylaw.

(e)           Article X of the Articles shall be amended by deleting such Article in its entirety and inserting in lieu thereof, the following:

ARTICLE X
RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

10.1           Definitions.  For the purpose of this Article X, the following terms shall have the following meanings:

“Beneficial Ownership” The term “Beneficial Ownership” shall mean ownership of Shares (as defined below) by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee) by such Person, and shall include interests that would be treated as owned by any Person through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day”  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Charitable Beneficiary”  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 10.3.(g), provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.

“Charitable Trust” The term “Charitable Trust” shall mean any trust provided for in Section 10.2.(b)(i) and Section 10.3.

“Charitable Trustee” The term “Charitable Trustee” shall mean the Person unaffiliated with both the Corporation and the relevant Prohibited Owner that is appointed by the Corporation to serve as trustee of the Charitable Trust.

“Common Share Ownership Limit”  The term “Common Share Ownership Limit” shall mean not more than 9.8% (or such lower amount designated by the Board of Directors pursuant to Section 10.2.(j)) (in value or in number of Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares.

“Constructive Ownership”  The term “Constructive Ownership” shall mean ownership of Shares by a Person who is or would be treated as an owner of such Shares either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Initial Date” The term “Initial Date” shall mean the date of the consummation of the initial public offering of the Corporation (but only, with respect to such date, from and after such consummation).

“Market Price” The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trade on the NYSE or, if such Shares are not listed or admitted to trade on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trade on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Directors or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined in good faith by the Board of Directors.

“Non-Transfer Event” The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any Shares and any redemption of any Shares.

“NYSE” The term “NYSE” shall mean the New York Stock Exchange.

“Person”  The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including, without limitation, a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Preferred Share Ownership Limit”  The term “Preferred Share Ownership Limit” shall mean, with respect to any class or series of Preferred Shares, not more than 9.8% (in value or in number of Shares, whichever is more restrictive) of the aggregate of the outstanding Shares of such class or series of Preferred Shares.

“Prohibited Owner” The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 10.2., would Beneficially Own or Constructively Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

“REIT” The term “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 859 of the Code.

“Shares” The term “Shares” shall mean all shares of capital stock that the Corporation is authorized to issue under these Articles.

“Transfer”  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or have Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends or distributions on Shares, including (a) a change in the capital structure of the Corporation, (b) a change in the relationship between two or more Persons which causes a change in ownership of Shares by application of Section 544 of the Code, as modified by Section 856(h) of the Code, (c) the granting or exercise of any option or warrant (or any acquisition or disposition of any option or warrant), pledge, security interest, or similar right to acquire Shares, (d) any acquisition or disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

10.2           Share Ownership Limitations.

(a)           Basic Restrictions.

(i)           No Person shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit unless, as provided in Section 10.2(i), the Board of Directors, in its sole and absolute discretion, increases the Common Share Ownership Limit, in which case no Person shall Beneficially Own or Constructively Own Common Shares in excess of such modified Common Share Ownership Limit.

(ii)           No Person shall Beneficially Own or Constructively Own Preferred Shares in excess of the Preferred Share Ownership Limit unless, as provided in Section 10.2(i), the Board of Directors, in its sole and absolute discretion, increases the Preferred Share Ownership Limit, in which case no Person shall Beneficially Own or Constructively Own Preferred Shares in excess of such modified Preferred Share Ownership Limit.

(iii)           No Person shall Beneficially Own or Constructively Own Shares to the extent that:

(1)           such Beneficial Ownership or Constructive Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year);

(2)           such Beneficial Ownership or Constructive Ownership of Shares would result in (a) the Corporation owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant for the taxable year of the Corporation during which such determination is being made would reasonably be expected to equal or exceed the lesser of (I) one percent (1%) of the Corporation’s gross income (as determined for purposes of Section 856(c) of the Code), or (II) an amount that would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or (b) any manager or operator of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, leased by the Corporation (or any subsidiary of the Corporation) to one of its taxable REIT subsidiaries with respect to the Corporation failing to qualify as an “eligible independent contractor,” within the meaning of Section 856(d)(9)(A) of the Code, in either case if the income derived by the Corporation from such tenant or such taxable REIT subsidiary, taking into account any other income of the Corporation that would not qualify under the gross income requirements of Section 856(c) of the Code, would (or in the sole judgment of the Board of Directors, could) cause the Corporation to fail to satisfy any of such gross income requirements; or

(3)           such Beneficial Ownership or Constructive Ownership of Shares would result in the Corporation otherwise failing to qualify as a REIT.

(iv)           No Person shall Transfer any Shares if, as a result of the Transfer, the Shares would be Beneficially Owned by fewer than 100 Persons (determined without reference to the rules of attribution under the Code).  Subject to Section 10.4 and notwithstanding any other provisions contained herein, any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Shares being Beneficially Owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b)           Transfer in Trust.

(i)           If any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) or Non-Transfer Event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 10.2(a)(i), (ii), or (iii), then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 10.2(a)(i), (ii), or (iii) (rounded up to the nearest whole Share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 10.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person shall acquire no rights in such Shares.

(ii)           If the transfer to the Charitable Trust described in clause (i) of this subparagraph would not be effective for any reason to prevent the violation of Section 10.2(a)(i), (ii) or (iii), or would not prevent the Corporation from failing to qualify as a REIT, then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 10.2(a)(i), (ii) or (iii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(iii)           In determining which Shares are to be transferred to a Charitable Trust in accordance with this Section 10.2.(b) and Section 10.3 hereof, Shares shall be so transferred to a Charitable Trust in such manner as minimizes the aggregate value of the Shares that are transferred to the Charitable Trust (except as provided in Section 10.2.(g)) and, to the extent not inconsistent therewith, on a pro rata basis.

(iv)           To the extent that, upon a transfer of Shares pursuant to this Section 10.2.(b), a violation of any provision of Section 10.2.(a) would nonetheless be continuing (as, for example, where the ownership of Shares by a single Charitable Trust would result in the Shares being Beneficially Owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 persons), then Shares shall be transferred to that number of Charitable Trusts, each having a Charitable Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of Section 10.2.(a) hereof.

(c)           Remedies for Breach.  If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 10.2(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 10.2(a) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including, without limitation, causing the Corporation to redeem Shares, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer or Non-Transfer Event in violation of Section 10.2(a) shall automatically result in the Transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

(d)           Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 10.2.(a), or any Person who would have owned Shares that resulted in a transfer to the

Charitable Trust pursuant to the provisions of Section 10.2.(b), shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, shall give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition or ownership on the Corporation’s status as a REIT.

(e)           Holders Required To Provide Information.

(i)           Every holder of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held; provided, that a holder of record who holds outstanding Shares as nominee for another Person, which other Person is required to include in gross income the dividends or distributions received on such Shares (an “Actual Owner”), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of Shares of such Actual Owner with respect to which the holder of record is nominee.  Each holder shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Common Share Ownership Limit or the Preferred Share Ownership Limit.

(ii)           Each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the holder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Common Share Ownership Limit and the Preferred Share Ownership Limit.

(f)           Remedies Not Limited. Subject to 10.4 of these Articles, nothing contained in this Section 10.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its holders in preserving the Corporation’s status as a REIT.

(g)           Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 10.2, Section 10.3 or any definition contained in Section 10.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 10.2 or Section 10.3 with respect to any situation based on the facts known to it.  If Section 10.2 or 10.3 requires an action by the Board of Directors and these Articles fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 10.1, 10.2 or 10.3.

(h)           Exemptions.

(i)           Subject to Section 10.2.(a)(iii), the Board of Directors may exempt, prospectively or retroactively, a Person from the Common Share Ownership Limit or the Preferred Share Ownership Limit for purposes of the application of Section 10.2.(a)(i) or (ii), as applicable, if:

(1)           the Board of Directors determines, in its sole discretion, based on representations and undertakings provided by such Person to the Board of Directors and/or other information submitted by such Person to the Board of Directors, that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code);

(2)           such Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Common Shares in excess of the Common Share Ownership Limit or, Preferred Shares in excess of the Preferred Share Ownership Limit by reason of such Person’s ownership of Common Shares in excess of the Common Share Ownership Limit or Preferred Shares in excess of the Preferred Share Ownership Limit pursuant to the exemption granted under this subparagraph (h)(i);

(3)           such Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion, demonstrating that clauses (2) and (3) of subparagraph (a)(iii) of this Section 10.2. will not be violated by reason of such Person’s ownership of Common Shares in excess of the Common Share Ownership Limit or Preferred Shares in excess of the Preferred Share Ownership Limit pursuant to the exemption granted under this subparagraph (h)(i); and

(4)           such Person provides to the Board of Directors such representations and undertakings, if any, as the Board of Directors may, in its reasonable discretion, require to ensure that the conditions in clauses (1), (2) and (3) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns Common Shares in excess of the Common Share Ownership Limit or Preferred Shares in excess of the Preferred Share Ownership Limit pursuant to any exemption thereto granted under this subparagraph (h), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in this Section 10.2 (including, without limitation, Section 10.2.(f) with respect to Common Shares in excess of the Common Share Ownership Limit or Preferred Shares in excess of the Preferred Share Ownership Limit with respect to such Person (determined without regard to the exemption granted such Person under this subparagraph (h)(i).

(ii)           Prior to granting any exemption pursuant to subparagraph (h)(i), the Board of Directors, in its sole and absolute discretion, may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT; provided, however, that the Board of Directors shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder.  In addition, notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(iii)           Subject to Section 10.2.(a)(iii), an underwriter that participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares, if any) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Common Share Ownership Limit or the Preferred Share Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(i)           Increase in Common Share Ownership Limit or the Preferred Share Ownership Limit.

(i)           Subject to the limitations provided in Section 10.2.(a)(iii) and this Section 10.2.(i), the Board of Directors may, in its sole and absolute discretion, from time to time increase the Common Share Ownership Limit or the Preferred Share Ownership Limit for any one or more Persons; provided, however, that:

(1)           The Common Share Ownership Limit or the Preferred Share Ownership Limit may not be increased if, after giving effect to such change, either (x) five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code, could Beneficially Own, in the aggregate, more than 49.9% of the value of the outstanding Shares (determined taking into account any reduction in the Common Share Ownership Limit or the Preferred Share Ownership Limit for other Persons being made contemporaneously pursuant to Section 10.2.(j)), or (y) either clause (2) or clause (3) of subparagraph (a)(iii) of Section 10.2.could be violated by any Person for whom the Common Share Ownership Limit or the Preferred Share Ownership Limit is increased by reason of such Person’s ownership of Common Shares in accordance with the increased Common Share Ownership Limit or ownership of Preferred Shares in accordance with the increased Preferred Share Ownership Limit.

(2)           Prior to the modification of the Common Share Ownership Limit or the Preferred Share Ownership Limit pursuant to this Section 10.2.(i), the Board of Directors, in its sole and absolute discretion, may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT if the modification of the Common Share Ownership Limit or the Preferred Share Ownership Limit were to be made.

(j)           Decrease in Common Share Ownership Limit or the Preferred Share Ownership Limit.  The Board of Directors may from time to time decrease the Common Share Ownership Limit or the Preferred Share Ownership Limit for some or all Persons (including in connection with an increase of the Common Share Ownership Limit or the Preferred Share Ownership Limit pursuant to Section 10.2.(i) for some Persons); provided, however, that any such decreased Ownership Limit will not be effective for any Person whose percentage ownership in Common Shares or Preferred Shares, as the case may be, is in excess of the decreased Ownership Limit until such time as such Person’s percentage ownership of Common Shares or Preferred Shares, as the case may be, equals or falls below the decreased Ownership Limit, but any further acquisition of Common Shares or Preferred Shares, as the case may be, in excess of such percentage ownership of Common Shares or Preferred Shares, as the case may be, as decreased, will be in violation of the Ownership Limits.

(k)           Legend.  Each certificate for Shares shall bear substantially the following legend:

The Shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer.  Subject to certain further restrictions and except as expressly provided in the Corporation’s Articles of Incorporation, (i) no Person may Beneficially Own or Constructively Own Common Shares of the Corporation in excess of 9.8% (in value or number of Shares, whichever is more restrictive) of the outstanding Common Shares of the Corporation; (ii) no Person may Beneficially Own or Constructively Own Preferred Shares of the Corporation in excess of 9.8% (in value or number of Shares, whichever is more restrictive) of the total outstanding Preferred Shares of the Corporation of such class or series; (iii) no Person may Beneficially Own or Constructively Own Shares of the Corporation that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; (iv) no Person may Beneficially Own or Constructively Own Shares of the Corporation that would result in (a) the Corporation owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant for the taxable year of the Corporation during which such determination is being made would reasonably be expected to equal or exceed the lesser of (I) one percent (1%) of the Corporation’s gross income (as determined for purposes of Section 856(c) of the Code), or (II) an amount that would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or (b) any manager or operator of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, leased by the Corporation (or any subsidiary of the Corporation) to one of its taxable REIT subsidiaries with respect to the Corporation failing to qualify as an “eligible independent contractor,” within the meaning of Section 856(d)(9)(A) of the Code, in either case if the income derived by the Corporation from such tenant or such taxable REIT subsidiary, taking into account any other income of the Corporation that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Corporation to fail to satisfy any of such gross income requirements; and (v) no Person may Transfer Shares of the Corporation if such Transfer would result in Shares of the Corporation being owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code). Any Person who Beneficially Owns or Constructively Owns, Transfers or attempts to Beneficially Own or Constructively Own Shares of the Corporation which causes or will cause a Person to Beneficially Own or Constructively Own Shares of the Corporation in excess or in violation of the above limitations must immediately notify the Corporation.  If certain of the restrictions on Transfer or ownership above are violated, the Shares of the Corporation represented hereby will be automatically Transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming Shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  A Person who attempts to Beneficially Own or Constructively Own Shares in violation of the ownership limitations described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such Shares.  All capitalized terms in this legend have the meanings defined in the Articles of Incorporation of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a holder on request and without charge.

10.3            Transfer of Shares in Trust.

(a)           Ownership in Trust.  Upon any purported Transfer or other event described in Section 10.2.(b) that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 10.2.(b).  The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 10.3.(g).

(b)           Status of Shares Held by the Charitable Trustee.  Shares held by the Charitable Trustee shall be issued and outstanding Shares of the Corporation.  The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee.  The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.  The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Shares.

(c)           Dividend and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee shall be paid with respect to such Shares to the Charitable Trustee by the Prohibited Owner upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee.  Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Virginia law, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article X, until the Corporation has received notification that Shares have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other holder records for purposes of preparing lists of holders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of holders.

(d)           Rights Upon Liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in the Charitable Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of Shares of such class or series of Shares held by the Charitable Trustee bears to the total number of Shares of such class or series of Shares then outstanding).  The Charitable Trustee shall distribute any such assets received in respect of the Shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Corporation, in accordance with Section 10.3.(e).

(e)           Sale of Shares by Charitable Trustee.  Within twenty (20) days of receiving notice from the Corporation that Shares have been transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 10.2.(a).  In connection with any such sale, the Charitable Trustee shall use good faith efforts to sell such Shares at a fair market price.  Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 10.3.(e).  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust.  The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 10.3.(c) of this Article X. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 10.3.(e), such excess shall be paid to the Charitable Trustee by the Prohibited Owner upon demand.  The Charitable Trustee shall have the right and power (but not the obligation) to offer any Shares held in trust for sale to the Corporation on such terms and conditions as the Charitable Trustee shall deem appropriate.

(f)           Purchase Right in Shares Transferred to the Charitable Trustee.  Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  If the Corporation, or its designee, accepts such offer, the Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 10.3.(c) of this Article X and, if the Corporation, or its designee, elects to do so, the Corporation shall pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 10.3.(e).  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Charitable Trustee will be paid to the Charitable Beneficiary, each as provided in Section 10.3.(e).

(g)           Designation of Charitable Beneficiaries.  By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 10.2.(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code.

10.4           NYSE Transactions.  Nothing in this Article X shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article X and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article X.

10.5           Enforcement.  The Corporation is specifically authorized to seek equitable relief, including injunctive relief, to enforce the provisions of this Article X.

10.6           Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

3. The amendments were adopted on [DATE].

4. The amendments were proposed by the Board of Directors and submitted to the shareholders of the Corporation entitled to vote thereon in accordance with the Virginia Stock Corporation Act at a special meeting of shareholders held [DATE]. There were no voting groups, including without limitation the Corporation’s Series A Preferred Shares, no par value, and Series B Convertible Preferred Shares, no par value, entitled to vote separately on the amendments.  The designation, number of outstanding shares, the number of votes entitled to be cast and the undisputed votes cast FOR the amendments are set forth below.

Designation	Shares Outstanding	Votes Entitled to be Cast	Undisputed Votes Cast FOR
Common Shares	[Number of Shares]	[Number of Shares]	[Number of Shares]

5. The number of votes cast FOR the amendments by outstanding shares entitled to vote thereon was sufficient for approval of the amendments.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its [Secretary], on [DATE].

APPLE REIT NINE, INC.

By:
Name:
Title:  [Secretary]